Exhibit 10(m)

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of January 1,1995, between ROBERT A. BRUNO ("Executive") an individual having an address at 871 Annette Drive, Wantagh, New York 11793 and THE LEHIGH GROUP INC., a Delaware corporation ("Employer") having its principal place of business at 810 Seventh Avenue, New York, New York.

         In consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.       EMPLOYMENT OF EXECUTIVE

                  Employer hereby agrees to employ Executive and Executive hereby agrees to be and remain in the employ of Employer upon the terms and conditions hereinafter set forth.

2.       EMPLOYMENT PERIOD

                  The term of Executive's employment under this Agreement (the "Employment Period") shall commence as of the date hereof and, subject to earlier termination as provided in Section 5, shall terminate on December 31, 1999.

3.       DUTIES AND RESPONSIBILITIES

                  During the Employment Period, Executive (i) shall be a Vice President and General Counsel of Employer, (ii) shall expend his best efforts, energies and skills, and such time as is reasonably required to fulfill his responsibilities hereunder, to the business of the Company (as hereinafter defined), it being understood that (although Executive may engage in other business activities) the Company will require a substantial majority of Executive's business time, and (iii) shall have such authority, discretion, power and responsibility, and shall be entitled to office, secretarial and other facilities and conditions of employment, as are customary or appropriate to his position (including without limitation those currently exercised by and afforded to him). Executive shall also serve without additional compensation as a director of Employee and as an officer and director of any of its subsidiaries, if so elected or appointed, but if he is not so elected or appointed his compensation hereunder shall in no way be affected. Employer shall use its best efforts to cause Executive to be elected as a director of Employer at all times during the Employment Period. Executive shall report directly to the President of Employer. For all purposes of this Agreement, the term "Company" means Employer and all corporations, associations, companies, partnerships, firms and other enterprises controlled by or under common control with Employer.

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4.       COMPENSATION AND RELATED MATTERS

                  4.1 COMPENSATION,GENERALLY. For all services rendered and required to be rendered by Executive under this Agreement, Employer shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept, such base salary ("Base Salary"), discretionary performance bonus and stock options as are set forth on EXHIBIT 4.1.

                  4.2 AUTOMOBILE. To facilitate the performance of Executive's responsibilities hereunder, at all times during the Employment Period, Employer shall pay to Executive a non-accountable expense allowance, in such amount and at such times as is in accordance with past practice, to be applied by Executive toward the costs of operating, maintaining, insuring and garaging his automobile and related costs. In lieu of the foregoing, Employer may, if it so desires, make available to Executive, at Employer's expense, for Executive's personal use, an automobile suitable for his use, in which event Employer shall pay the costs of operating, maintaining, insuring and garaging such automobile, subject to such policies as may be in effect from time to time applicable to senior executive officers of Employer.

                  4.3 OTHER BENEFITS. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter, generally provided by Employer to Employer's employees of comparable status (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements and other than as would duplicate benefits otherwise provided to Executive) under any pension or retirement plan, disability plan or insurance, group life insurance, medical insurance, travel accident insurance, or other similar plan or program of Employer. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined.

                  4.4 EXPENSE REIMBURSEMENT. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its employees of comparable status.

                  4.5 VACATIONS. Executive shall be entitled to five weeks paid vacation each year (in addition to public holidays), which shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement.

5.       TERMINATION OF EMPLOYMENT PERIOD

                  5.1 BY EMPLOYER: CAUSE. Employer may, at any time during the Employment Period by notice to Executive, terminate the Employment Period "for cause" effective immediately. Such notice shall specify the cause for termination. For the purposes hereof, "for cause" means (i) willful and continued failure by Executive to substantially perform his duties

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hereunder (other than as a result of incapacity due to illness or injury), after a demand for substantial performance is delivered to Executive by the Company, which identifies the manner in which the Company believes that Executive shall not have substantially performed his duties, (ii) willful misconduct by Executive which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) commission by Executive of an act of fraud or embezzlement resulting in material economic harm to the Company, or (iv) the conviction of Executive of a felony involving moral turpitude (other than driving while intoxicated).

                  5.2 DISABILITY. During the Employment Period, if, solely as a result of physical or mental incapacity or infirmity (other than alcoholism or drug addiction), Executive shall be unable to perform his substantial duties under this Agreement for (i) a continuous period of at least 180 days, or (ii) periods aggregating at least 270 days during any period of 24 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder pursuant hereto, Executive shall be deemed disabled (the Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the disability shall be determined by a reputable, licensed physician mutually selected by Employer and Executive, whose determination shall be final and binding on the parties, provided, that if Employer and Executive cannot agree upon such physician, such physician shall be designated by the then acting President of the New York County Medical Society, and if for any reason such President shall fail or refuse to designate such physician, such physician shall, at the request of either party, be designated by the American Arbitration Association. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

                  5.3 The Employment Period shall end on the date of Executive's death.

                  5.4 TERMINATION COMPENSATION. Executive shall not be entitled to compensation following the termination of the Employment Period in accordance with this Section 5 (except for Base Salary through the date of termination of the Employment Period and performance bonus, if any, in respect of any year prior to termination).

                  5.5 RIGHTS UPON TERMINATION: NO MITIGATION. In the event of the termination by Employer of Executive's employment hereunder other than pursuant to this Section 5 or if Executive terminates his employment hereunder by reason of a material breach by Employer of any provision of this Agreement that Employer fails to remedy or cease within 30 days after notice thereof to Employer (provided, that if the Company previously materially breached the same provision and cured such breach after notice given pursuant to this Section, only five days notice shall be required), then (i) each installment of Base Salary that would have become payable during the Employment Period (if the Employment Period had not been terminated prior to the expiration thereof) shall become due and payable immediately to Executive, (ii) Executive shall continue to be entitled to the benefits set forth in Sections 4.2 and 4.3 of this Agreement through the remainder of the Employment Period (as if the Employment Period had not been so terminated), (iii) the option granted to Executive shall become immediately exercisable in full

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(prior to the  expiration`  thereof  in  accordance  with its  terms),  and (iv)
Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

6.       LOCATION OF EXECUTIVE'S ACTIVITIES

                  Executive's principal place of business in the performance of his duties and obligations under this Agreement shall be in the New York City metropolitan area. Notwithstanding the preceding sentence, Executive will engage in such travel and spend such time in other places as may be necessary or appropriate in furtherance of his duties hereunder.

7.       MISCELLANEOUS

                  7.1 NOTICES. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth in the heading of this Agreement, by registered or certified mail (if available), postage paid, or at such other address as either party shall designate by notice given to the other in the manner provided herein.

                  7.2 TAXES. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

                  7.3 CONFIDENTIAL INFORMATION. Executive shall not at any time, whether during the Employment Period or thereafter, disclose or use (except in the course of his employment hereunder and in furtherance of the business of the Company, or as required by applicable law) any confidential information, trade secrets or proprietary data of the Company.

                  7.4 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of New York applicable to agreements made and to be performed therein.

                  7.5 HEADINGS. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

                  7.6   COUNTERPARTS.   This   Agreement   may  be  executed  in
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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                  7.7 SEVERABILITY.  If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

                  7.8 ATTORNEYS' FEES. In the case of any action or proceeding brought by a party to enforce any provision of this Agreement, upon the entering of a final nonappealable judgment with respect thereto, the prevailing party shall be entitled to recover from the other party the prevailing party's reasonable attorneys' fees and expenses incurred in connection with such action or proceeding.

                  7.9 WAIVER OF COMPLIANCE. The failure of a party to insist on strict adherence to any tenn of this Agreement on any occasion shall not be considered a waiver of, or deprive that party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement. Any waiver must be in writing.

                  7.10 ARBITRATION. Any dispute or controversy under or in connection with this Agreement shall be settled by arbitration conducted in the City of New York before one arbitrator in accordance with the rules then in effect of the American Arbitration Association. Judgment may be entered upon the arbitrator's award in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose.

                  7.11 ENTIRE AGREEMENT. This Agreement, together with the option agreement referred to herein, contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     THE LEHIGH GROUP, INC.

                                      By:_______________________________

                                        SALVATORE J. ZIZZA
                                        Chairman of the Board and President

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                                   EXHIBIT 4.1

                                  Compensation

         1. BASE SALARY: During the Employment Period, Employer shall pay to Executive Base Salary at the rate of $150,000 per annum, payable in accordance with Employer's usual payroll practice. Notwithstanding the foregoing, one-third of Executive's Base salary during each pay period shall be deferred until such time as the Employer acquires directly or indirectly, a new business or businesses with annual revenues, in the first year of such business or businesses immediately prior to such acquisition, aggregating at least $25 million (an "Acquired Business"), at which time Employer shall pay to Executive the compensation so deferred; provided that Executive shall be entitled to receive such deferred compensation only if such business or businesses are acquired during the Employment Period or within six months following the termination or expiration thereof. From and after the date of consummation by the Company of an Acquired Business, there shall be no further deferral of Executive's Base Salary and Executive shall be paid at the rate of $150,000 per annum.

         2. PERFORMANCE BONUS. At the end of each calendar year within the Employment Period, Employer shall review the performance and that of Executive and may, in its sole judgment and discretion, determine to pay to Executive a discretionary performance bonus. Such bonus, if any, shall be payable within 90 days after the end of such year. The payment of such bonis to Executive for any year or years shall not entitle Executive to a discretionary performance bonus for any succeeding year.

         3. GRANT OF OPTIONS: On or prior to April 7, 1995, Employer shall grant to Executive an option to purchase a total of 250,000 shares of Employer's Common Stock, par value $.001 per share, at an exercise price of $.50 per share, expiring December 31, 1999 (subject to earlier termination in the event of Executive's prior death or disability or in the event of the prior termination of Executive's employment hereunder). Subject to Section 5.5(iii), such option shall become exercisable (i) commencing immediately, as to 100,000 shares subject to such option, (ii) commencing December 31, 1995, as to an additional 75,000 shares subject to such option, and (iii) commencing December 31, 1996, as to the remaining 75,000 shares subject to such option. Such option shall be subject to the other terms and conditions set forth in such options (including without limitation those with respect to the exercisability thereof).



                                                  ---------------------------
                                                  ROBERT A. BRUNO

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                        AMENDMENT TO EMPLOYMENT AGREEMENT

         THE EMPLOYMENT AGREEMENT dated as of January 1, 1995, between Robert A. Bruno ("Executive") and The Lehigh Group Inc. ("Employer") is hereby amended, effective on the effective date ("Effective Date") as hereinafter defined, as follows:

         1. Executive agrees to reduce his current salary at the rate of $150,000 per annum to $120,000 per annum on the Effective Date.

         2. Employer agrees that on the Effective Date no part of Executive's salary shall be deferred.

         3. The term of the Employment Agreement shall be extended for an additional year through December 31, 2000.

         As hereinabove amended, the Employment Agreement will remain in full force and effect.

         The Effective Date is the date the merger between The Lehigh Group Inc. (or its subsidiary) merges with First Medical Corporation as further defined in the merger agreement between The Lehigh Group Inc. and First Medical Corporation.

         IN WITNESS WHEREOF, the parties have executed this amendment the 20th day of December, 1996.

                                         THE LEHIGH GROUP INC.

                                         By:
                                             --------------------------------
                                             SALVATORE J. ZIZZA
                                             Chairman of the Board & President

                                         --------------------------------------
                                             ROBERT A. BRUNO